May 5, 1998



Securities and Exchange Commission
Division of Corporation Finance
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:     Motorola, Inc.
        Registration Statement on Form S-8

Ladies and Gentlemen:

On behalf of Motorola, Inc. (the "Company"), transmitted herewith for filing, pursuant to the Securities Act of 1933, as amended, and the Securities and Exchange Commission's EDGAR System, is a Registration Statement on Form S-8 registering 12,500,000 shares of Motorola, Inc. Common Stock, par value $3 per share, to be issued from time to time by the Company pursuant to the Motorola Incentive Plan of 1998.

We have calculated the registration fee to be $206,731.00. The amount of $204,201.17 was wire transferred on May 5, 1998, to the Securities and Exchange Commission's account number 910-8739 at the Mellon Bank. Please withdraw the balance of the fee of $2,529.83 from SEC Account No.
0000068505-7.

If you have any questions regarding this filing, please call the undersigned collect at (847) 576-7646.

Very truly yours,


          Carol H. Forsyte
          Senior Corporate Counsel


                             Registration No.
                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM S-8
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               MOTOROLA, INC.
             (Exact name of issuer as specified in its charter)

    Delaware                                                     36-1115800
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                      Identification Number)

 1303 East Algonquin Road, Schaumburg, Illinois                    60196
(Address of Principal Executive Offices)                         (Zip Code)


                      Motorola Incentive Plan of 1998
                          (Full Title of Plan)
                        ------------------------

                Carl F. Koenemann, Executive Vice President
          1303 East Algonquin Road, Schaumburg, Illinois 60196
                  (Name and Address of agent for service)

                            (847) 576-5000
    (Telephone number, including area code, of agent for service)

                  Calculation Of Registration Fee

                                     Proposed     Proposed
Title of	                          maximum      maximum
securities        Amount             offering     aggregate    Amount of
to be             to be              price        offering     registration
registered        registered(1)(2)   per share(3) price(3)     fee(3)

Motorola, Inc.
Common Stock
($3 Par Value)(4) 12,500,000 shares  $56.0625     $700,781,250 $206,731

(1) Plus an indeterminate number of shares which may be required to be issued or may be issued pursuant to Section 12 of the Share Option Plan of 1982, Section 11 of the Share Option Plan of 1991, Section 3.3 of the Share Option Plan of 1996 and Section 3.3 of the Motorola Incentive Plan of 1998.
 Any shares covered by outstanding options which terminate or expire under the Share Option Plan of 1982, the Share Option Plan of 1991, or the Share Option Plan of 1996, may be issued under the Incentive Plan of 1998.
(2) If at any time the Form S-8 (or any successor form) permits the registration of the exercise of transferable employee benefit stock options by members of an employee's family, this Registration Statement is deemed to cover any such exercises.
(3) Estimated solely for purposes of calculating registration fee, pursuant to Rule 457(c) and (h)(1), on the basis of the average of the high and low reported sales price of the registrant's Common Stock on the New York Stock Exchange - Composite Tape on April 30, 1998.
(4) Includes preferred stock purchase rights. Prior to the occurrence of certain events, the preferred stock purchase rights will not be evidenced separately from the Common Stock.
                           ------------
   This Registration Statement, and the documents and materials which constitute a prospectus for purposes of this Registration Statement, also cover shares previously reserved for issuance under (1) the Motorola Share Option Plan of 1996 covered by Registration Statement No. 333-03731, (2) the Motorola Share Option Plan of 1991 covered by Registration Statement No. 33-46870 and (3) the Motorola Share Option Plan of 1982 covered by Registration Statement No. 33-5536.



PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the Note to Part I of Form S-8.


PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents filed by Motorola, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") (File No. 1-7221) are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     2. The description of the Company's Common Stock included in the Registration Statement on Form 8-B dated July 2, 1973, including any amendment or report filed for the purpose of updating such description.

     3. The description of the Company's Preferred Share Purchase Rights included in the Registration Statement on Form 8-A dated November 15, 1988, as amended by amendments on Forms 8 dated August 9, 1990 and December 2, 1992 and Form 8-A/A dated February 28, 1994.

     All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all the shares of the Company's Common Stock offered hereby have been sold or which deregisters all the shares of the Company's Common Stock then remaining unsold, shall be deemed to be incorporated by reference into the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for this purpose to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 5.  Interests of Named Experts and Counsel.

     The validity of the shares offered under the Registration Statement is being passed upon for the Company by Carol H. Forsyte, Senior Corporate Counsel in the Company's Law Department. Ms. Forsyte is an employee of the Company and, as such, participates in various benefit plans of the Company.
 By reason of such participation, Ms. Forsyte owns, and holds options to purchase, shares of Common Stock of the Company.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. The Company's Restated Certificate of Incorporation, as amended, and its Directors' and Officers' Liability Insurance Policy provide for indemnification of the directors and officers of the Company against certain liabilities.

Item 8.  Exhibits.

                 5     Opinion and consent of Carol H. Forsyte,  Esq.

                 23(a) The consent of KPMG Peat Marwick LLP.

     23(b) The consent of Carol H. Forsyte, Esq. is included in Exhibit 5.


Item 9. Undertakings.

     (a)     The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii) To include any material information with respect to
                      the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Schaumburg, State of Illinois, on the 5th day of May, 1998.

                              MOTOROLA, INC.

                              By:   Christopher B. Galvin
                                  Christopher B. Galvin
                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, or amendment thereto, has been signed below by the following persons in the capacities and on the date or dates indicated.

     Signature                        Title                        Date


  Christopher B. Galvin         Director and Principal
Christopher B. Galvin           Executive Officer               May 5, 1998


  Carl F. Koenemann             Principal Financial
Carl F. Koenemann               Officer                         May 5, 1998


  Kenneth J. Johnson            Principal Accounting
Kenneth J. Johnson              Officer                         May 5, 1998


 Ronnie C. Chan                 Director                        May 5, 1998
Ronnie C. Chan


 H. Laurance Fuller             Director                        May 5, 1998
H. Laurance Fuller


 Robert W. Galvin               Director                        May 5, 1998
Robert W. Galvin

 Robert L. Growney              Director                        May 5, 1998
Robert L. Growney

  Anne P. Jones                 Director                        May 5, 1998
Anne P. Jones


  Donald R. Jones               Director                        May 5, 1998
Donald R. Jones


  Judy C. Lewent                Director                        May 5, 1998
Judy C. Lewent


  Walter E. Massey              Director                        May 5, 1998
Walter E. Massey


  Thomas J. Murrin              Director                        May 5, 1998
Thomas J. Murrin


  Nicholas Negroponte           Director                        May 5, 1998
Nicholas Negroponte


  John E. Pepper, Jr.           Director                        May 5, 1998
John E. Pepper, Jr.


  Samuel C. Scott III           Director                        May 5, 1998
Samuel C. Scott III


 Gary L. Tooker                 Director                        May 5, 1998
Gary L. Tooker
 B. Kenneth West                Director                        May 5, 1998
B. Kenneth West


  John A. White                 Director                        May 5, 1998
John A. White